Exhibit 10.15
Summary Sheet for Director Compensation and Executive Cash
Compensation and Performance Criteria Under Executive
Officers Variable Pay Plan
March 15, 2007
Director Compensation
The Company pays its Chairman of the Board an annual retainer of $60,000 and provides him office space that has a rental value of approximately $6,000 per year. The Company pays each of its other non-employee directors an annual retainer of $30,000. The chair of the Audit Committee receives an additional annual fee of $15,000. The chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee receive an additional annual fee of $5,000. Non-chair members of the Audit Committee receive an additional $5,000 annual fee. All director fees are payable to directors in quarterly installments.
In addition to annual fees, each new non-employee director is entitled to receive, at or following the Company’s annual meeting at which he or she is first elected, a one-time grant of stock of the Company valued at $20,000. Thereafter, at or following each subsequent annual meeting of shareholders, each non-employee director is entitled to receive a grant of stock of the Company valued at $12,000.
The Company’s President and Chief Executive Officer is not separately compensated outside of his employment agreement for service as a director.
Executive Cash Compensation
The following table sets forth the 2007 base salary of each of the Company’s executive officers:

2007 Base
Salary
Arthur M. Coffey	$390,000
President and Chief Executive Officer
Anupam Narayan	$260,000
Executive Vice President, Chief Investment
Officer and Chief Financial Officer
John M. Taffin	$210,000
Executive Vice President, Hotel Operations
Thomas L. McKeirnan	$190,000
Senior Vice President, General
Counsel, and Secretary
2007 Performance Criteria Under Executive Officers Variable Pay Plan
On February 13, 2007, the Compensation Committee of the Company’s Board of Directors established 2007 company and individual performance goals for the Company’s executive officers under the Company’s Executive Officers Variable Pay Plan. Measured as a percentage of their 2007 base salaries, the target variable pay available to these officers under this plan for achievement of these goals in 2007 ranges from 30% to 60%, and the maximum variable pay available is 100% for Mr. Coffey, 60% for Mr. Narayan, and 50% for each of Messrs. Taffin and McKeirnan.